Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Angelo De Caro, Chairman
Charles F. Howell
President
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS ON ITS CAPITAL RAISING EFFORTS Stamford, CT October 13, 2009.  Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported that pursuant to the Company’s August 7, 2009 second quarter press release, the Company reported that it expected to be able to provide its shareholders with further information on its capital raising efforts by the end of the third quarter of 2009.  The following is an update.

Earlier this year, an investor group led by Michael A. Carrazza (collectively, “Carrazza”) expressed interest in acquiring a controlling interest in the Company.  During the spring and summer of 2009, the Company permitted Carrazza to conduct due diligence under a confidentiality agreement; the Company permitted other parties to do so as well.  In late July 2009, the Company entered into a preliminary  Letter of Intent with Carrazza which would result in additional capital of up to $50 million representing a substantial, controlling interest in the Company. The additional capital would be expected to continue to keep the Company above regulatory defined levels for a “well capitalized” institution.  The parties were in the process of attempting to finalize a definitive Securities Purchase Agreement.

On the evening of September 30, 2009 and before executing a Securities Purchase Agreement with Carrazza, the Company received an unsolicited written offer from another investment group to acquire a controlling interest in the Company.  This unsolicited offer was at a considerably higher price than the Carrazza offer, again for up to $50 million in return for a significant, controlling interest.  The next day, October 1, 2009, the Board of Directors held a special meeting and consulted with its outside counsel and advisors to consider the unsolicited offer and to discuss the Carrazza proposal.  The Board of Directors determined in its fiduciary capacity that it should further analyze and evaluate the unsolicited offer.  The Board of Directors is currently analyzing and evaluating the unsolicited offer as expeditiously as possible in order to determine what is in the best interests of the Company and its shareholders.

Immediately following the October 1 Board meeting, the Company notified Carrazza that there had been a material development.  The next morning, the Company discussed with Carrazza that it was in receipt of an unsolicited offer but that it remained interested in Carrazza’s proposal. Nonetheless, Carrazza filed a complaint with the State of Connecticut Superior Court – Stamford Judicial District on October 9, 2009 alleging, among other things, breach of the Letter of Intent, including a breach by the Company of the Letter of Intent’s exclusivity provision.  The Carrazza complaint seeks (a) compensatory damages; (b) the break-up fee payable under certain circumstances under the Letter of Intent (an amount equal to $100,000 plus certain out-of-pocket due diligence expenses of Carrazza (estimated by Carrazza as set forth in the Carrazza complaint to be in excess of $700,000)); (c) attorneys’ fees and costs of the action brought by the Carrazza complaint; and (d) a pre-judgment attachment securing the eventual judgment in Carrazza’s favor.  The Company intends to vigorously defend against this action and believes that the Carrazza complaint was brought by Carrazza as a way to discourage other potential investment groups’ interest in the Company.  As recently as last week (after initiating legal action) Carrazza requested additional financial information from the Company which it intends to provide, as soon as third quarter financials are completed.  The Company remains open to a transaction with him.

At this time the Board continues to consider both proposals and will evaluate any other offer that it deems to be in the best interests of the Company’s shareholders.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2007.